Exhibit 10.18

10 APRIL 2018

MARK STEWART GRAHAM

(as Vendor)

and

PSYOP MEDIA COMPANY UK LIMITED

(as Purchaser)

SHARE PURCHASE AGREEMENT

related to shares in the capital of

BROKEN BONE CLUB LIMITED

99 Bishopsgate

London EC2M 3XF

United Kingdom

Tel: +44.20.7710.1000

www.lw.com

THIS AGREEMENT is made on 10 April 2018

BETWEEN

(1)	MARK STEWART GRAHAM, of 276 Sea Front, Hayling Island, Hampshire PO11 0AZ, United Kingdom (the “Vendor”); and

(2)

PSYOP MEDIA COMPANY UK LIMITED, a company incorporated in England and Wales with registered number 11272866 and having its registered office at c/o Legalinx Ltd, One Fetter Lane, London, EC4A 1BR, United Kingdom (the “Purchaser”).

WHEREAS

The Vendor wishes to sell and the Purchaser wishes to acquire certain shares in the Company subject to the terms of this Agreement.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires:

“Accounts” means:

(a)	the unaudited balance sheet of each Group Company and the unaudited consolidated balance sheet of the Company made up as at the Balance Sheet Date; and

(b)	the unaudited profit and loss account of each Group Company and the unaudited consolidated profit and loss account of the Company in respect of the financial year ended on the Balance Sheet Date,

as set out in the Disclosure Documents, and includes all notes thereto;

“Affiliate” means, in relation to a body corporate, any subsidiary or holding company of such body corporate, and any subsidiary of any such holding company, in each case from time to time;

“Agreed Form” means, in relation to a document, the form of that document initialled by or on behalf of each of the parties for identification;

“Anticorruption Laws” means any laws, regulations, or orders relating to anti-bribery, anti-corruption (governmental or commercial), including laws that prohibit the corrupt payment, offer, promise, or authorisation of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee, person or commercial entity, to obtain a business advantage, or the offer, promise, or gift of, or the request for, agreement to receive or receipt of a financial or other advantage to induce or reward the improper performance of a relevant function or activity; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery Act of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

“Antitrust Authority” means any Authority that enforces any Antitrust Law;

“Antitrust Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time governing the conduct of any person in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), abuse of dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers;

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local;

“Balance Sheet Date” means 30 June 2017;

“Business Day” means a day (other than a Saturday or Sunday) on which banks in the City of London are open for ordinary banking business;

“Business Intellectual Property” has the meaning given in paragraph 17.2 of Schedule 2 (Warranties);

“Change of Control” occurs where a person who Controls any body corporate ceases to do so or if another person acquires Control of such body corporate;

“Claim” means any claim by the Purchaser for breach of any of the Warranties;

“Company” means Broken Bone Club Limited, a company incorporated in England and Wales with registered number 09986693 and having its registered office at 3 Acorn Business Centre, Northarbour Road, Cosham, Portsmouth, PO6 3TH, United Kingdom;

“Completion” means completion of the sale and purchase of the Shares in accordance with Clause 5;

“Completion Date” means the date of this Agreement;

“Confidential Information” has the meaning given in Clause 10.1;

“Control” means in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate;

“Counsel” means a barrister of not less than ten years standing having experience in claims similar to a relevant Outstanding Claim, as agreed by the Purchaser and the Vendor, or failing such agreement, as appointed by the Chairman for the time being of the Bar Council of England and Wales on the application of any such party;

“Data Site” means the ‘Project Silver’ virtual data room hosted by HighQ as at 5pm on the day before the Completion Date, containing documents, information, and replies to enquiries relating to the Group Companies;

“Disclosure Documents” means the Agreed Form CD annexed to the Disclosure Letter and two copies of which have been initialled by the Purchaser and the Vendor for the purposes of identification, containing copies of all the documents and information contained on the Data Site at Completion;

“Disclosure Letter” means the disclosure letter dated the date hereof, written and delivered by or on behalf of the Vendor to the Purchaser immediately before the signing of this Agreement, including the Disclosure Documents;

“Due Amount” means the amount due for payment by the Vendor to the Purchaser in respect of a Resolved Claim;

“EHS Laws” means all applicable laws (including, for the avoidance of doubt, common law), statutes, regulations, statutory guidance notes, by-laws, codes (including codes of practice), regulations, decrees, orders and any final and binding court, tribunal or other official decision of any relevant authority in any jurisdiction, insofar as they relate or apply to EHS Matters from time to time;

“EHS Matters” means matters relating to human health, safety and welfare, the Environment, the use or exploitation of any environmental or natural resources and/or any Hazardous Substances;

“Employees” means the individuals employed by any of the Group Companies under a contract of employment;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by Law), title retention or other security agreement or arrangement;

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings or other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); and soil and land (including buildings) and any ecological systems and living organisms supported by these media (including, for the avoidance of doubt, man);

“Estimated Liability” means in relation to an Outstanding Claim, a genuine and bona fide estimate of the amount of the liability of the Vendor to the Purchaser if the Outstanding Claim were to be resolved in the Purchaser’s favour;

“Final Consideration” has the meaning given in Clause 3.1;

“Finance Documents” means all agreements or arrangements entered into before Completion concerning or relating to the relationship of the Company with its bankers, lenders or other providers of finance, including any overdraft, loan or other facility agreements, credit agreements, fees letters, priority agreements, subordination agreements, inter-creditor agreements, deeds of adherence, security documents, guarantees, and hedging instruments;

“Finance Facilities” has the meaning given in paragraph 10.1 of Schedule 2;

“Former Employee” means any person who was previously an employee of any of the Group Companies and whose employment has terminated;

“Government Entity” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department, or other political subdivision of any government, entity, or organization described in the foregoing clauses (i) or (ii) of this definition, (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other Person described in the foregoing clauses (i), (ii), or (iii) of this definition, or (v) any political party;

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office (iii) a Politically Exposed Person (PEP) as defined by the Financial Action Task Force (“FATF”) or Groupe d’action Financière sur le Blanchiment de Capitaux (“GAFI”); (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i), (ii) or (iii) of this definition, or (v) an individual who (a) holds a legislative, administrative or judicial position of any kind, whether appointed or elected, of a country or territory (or any subdivision of such a country or territory), (b) exercises a public function for or on behalf of a country or territory (or any subdivision of such a country or territory) or for any public agency or public enterprise of that country or territory (or subdivision), or (c) is an official or agent of a public international organisation;

“Group” means the Company and the Subsidiaries;

“Group Company” means any member of the Group;

“Guarantor” means Psyop Media Company, LLC, a Delaware limited liability company and having its registered office at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle, United States;

“GW Information” has the meaning given in Clause 10.2;

“Hazardous Substance” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or otherwise and whether alone or in combination with any other material or substance) which is capable of causing harm or damage to the Environment or a nuisance to any person;

“ILD” means I Love Dust Limited, a company incorporated in England and Wales with registered number 04737832 and having its registered office at 3 Acorn Business Centre, Northarbour Road, Cosham, Hampshire, PO6 3TH;

“ILD Restricted Work” has the meaning given in Clause 9.6;

“Intellectual Property” means all rights in patents, utility models, trade marks, service marks, logos, getup, trade names, internet domain names, copyright (including rights in computer software), design rights, moral rights, database rights, topography rights, plant variety rights, confidential information and knowledge (including know how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), and rights protecting goodwill and reputation, in all cases whether registered or unregistered; all other forms of protection having a similar nature or effect anywhere in the world to any of the foregoing; and applications for or registrations of any of the foregoing rights;

“Interim Accounts” means the unaudited monthly management accounts of the Group for the period from the Balance Sheet Date to 31 January 2018 as set out in the Disclosure Documents;

“IT Systems” means all computer hardware, including peripherals and ancillary equipment and network and telecommunications equipment, and all computer software, including associated proprietary materials, user manuals and other related documentation used by any of the Group Companies;

“Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

“Licensed Intellectual Property” has the meaning given in paragraph 17.4 of Schedule 2 (Warranties);

“Loan Note Instrument” means the deed constituting the Vendor Loan Notes to be entered into by the Purchaser in the Agreed Form;

“Majority Shareholder” means Ingi Erlingsson, of Basement Flat, 10 Milton Avenue, London N6 5QE, United Kingdom;

“Material Contract” means any agreement or arrangement to which any of the Group Companies is a party or is bound and which:

(a)	is of material importance to the business, assets, liabilities, income or expenditure of the Group;

(b)	involves or is likely to involve expenditure by any Group Company in excess of £25,000 per annum or an aggregate consideration payable by or to a Group Company in excess of £25,000;

(c)	collectively with any other agreement(s) or arrangement(s) of similar type involves or is likely to involve an aggregate consideration payable by or to a Group Company in excess of £25,000;

(d)	cannot be performed within its terms within 12 months after the date on which it is entered into or undertaken or cannot be terminated on less than 12 months’ notice;

(e)	may be terminated as a result of any Change of Control of any of the Group Companies;

(f)	is not on arm’s length terms;

(g)	was not entered into in the ordinary and usual course of business of that Group Company;

(h)	restricts the freedom of a Group Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;

(i)	involves agency or distributorship, partnership, joint venture, consortium, joint development, shareholders or similar arrangements;

(j)	is for the supply of goods and/or services by or to any of the Group Companies on terms under which retrospective or future discounts, price reductions or other financial incentives are given;

(k)	the Vendor is aware cannot be readily fulfilled or performed by the relevant Group Company on time and or undue or unusual expenditure of money and effort; or

(l)	requires a Group Company to pay any commission, finders’ fee, royalty or a similar payment.

“Outstanding Claim” means a Claim or a Tax Indemnity Claim that has been notified by the Purchaser to the Vendor in accordance with this Agreement, but which is not a Resolved Claim;

“Pension Benefits” means any pension, superannuation, retirement (including on early retirement) incapacity, sickness, disability, accident, healthcare or death benefits (including in the form of a lump sum);

“Personal Data” has the meaning given by the Data Protection Act 1998;

“Property” means the leasehold land and premises particulars of which are set out in Schedule 4 (Property);

“Purchaser Group” means the Purchaser and each of its Affiliates;

“Purchaser’s Bank Account” means the bank account as notified by the Purchaser to the Vendor at least five (5) Business Days before the relevant due date for payment;

“Purchaser’s Solicitors” means Latham & Watkins (London) LLP of 99 Bishopsgate, London EC2M 3XF;

“Redemption Date” has the meaning given to such term in the Loan Note Instrument;

“Relevant Percentage” means 40%;

“Relevant Scheme” means any scheme or arrangement for the provision of Pension Benefits;

“Representatives” means, in relation to a party, its Affiliates and their respective directors, officers, employees, agents, consultants and advisers;

“Resolved Claim” means a Claim or a Tax Indemnity Claim that has been:

(a)	agreed in writing between the Purchaser and the Vendor;

(b)

finally determined by a court of competent jurisdiction in accordance with this Agreement from which there is no right of appeal, or from whose judgment the relevant party is debarred from making an appeal; or

(c)	unconditionally withdrawn by the Purchaser in writing;

“Restricted Business” means any business which would be in competition with any part of the business of the Group as carried on at any time during the 12 months immediately prior to Completion, namely the business of animated and live action commercial production and branded content for advertising agencies and brands, save that it shall not include the business of ILD as currently conducted;

“Restricted Territories” means those countries in which the Group carried on business at any time during the 12 months immediately prior to Completion, including, but not limited to, the United States and the United Kingdom;

“Shareholders’ Agreement” means the shareholders’ agreement relating to the Company and the UK Subsidiary, by and between the Vendor, the Majority Shareholder, the Company and the UK Subsidiary, as in force immediately prior to Completion;

“Shares” means the 5,000 Class A ordinary shares of £0.01 nominal value each in the Company registered in the name of the Vendor, all of which have been issued and are fully paid;

“Subsidiaries” means the UK Subsidiary and the US Subsidiary, collectively;

“Tax” means:

(a)

all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation (including payment under the Corporation Tax (Instalment Payments) Regulations 1998) and all related withholdings or deductions of any nature (including, for the avoidance of doubt, PAYE and National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere); and

(b)	all related fines, penalties, charges and interest,

imposed or collected by a Tax Authority whether directly or primarily chargeable against, recoverable from or attributable to any of the Group Companies or another person (and “Taxes” and “Taxation” shall be construed accordingly);

“Tax Authority” means a taxing or other governmental (local or central), state or municipal authority (whether within or outside the United Kingdom) competent to impose a liability for or to collect Tax;

“Tax Indemnity Claim” means any claim under Clause 8;

“Tax Warranty Claim” means any claim for breach of any of the Tax Warranties;

“Tax Warranties” means the representations and warranties set out in paragraph 24 of Schedule 2 (Warranties);

“Transaction” means the transactions contemplated by this Agreement and/or the other Transaction Documents or any part thereof;

“Transaction Documents” means this Agreement, the Loan Note Instrument, the Vendor Loan Notes, the Vendor Share Charge, the Disclosure Letter and any other documents in Agreed Form;

“UK Subsidiary” means Golden Wolf Ltd, a company incorporated in England and Wales with registered number 08556905 and having its registered office at 3 Acorn Business Centre, Northarbour Road, Cosham, Hampshire, PO6 3TH, United Kingdom;

“US Subsidiary” means Golden Wolf, Inc., a company formed pursuant to the Business Corporation Law of the State of New York;

“Vendor Loan Notes” means the £1,000,000 aggregate principal amount guaranteed secured loan notes due 2022 to be issued by the Purchaser to the Vendor at Completion, constituted by the Loan Note Instrument in the Agreed Form;

“Vendor Share Charge” means the share charge in respect of certain of the Shares to be entered into between the Purchaser and the Vendor in the Agreed Form at Completion, as security for the Vendor Loan Notes;

“Vendor’s Solicitors” means Clarke Willmott LLP of Burlington House, Botleigh Grange Business Park, Hedge End, Southampton, Hampshire SO30 2AF;

“Vendor’s Solicitor’s Bank Account” means the bank account at HSBC Bank plc with account name: Clarke Willmott LLP Client Account, account number: 12535572 and sort code: 40-14-13, quoting reference: 1968/428290.1 (or such other account as the Vendor shall notify to the Purchaser at least five (5) Business Days before the relevant due date for payment);

“Warranties” means the warranties set out in Clause 6 and Schedule 2 (Warranties); and

“Working Hours” means 9:30 am to 5:30 pm on a Business Day.

1.2	In this Agreement, unless the context otherwise requires:

(a)

“holding company” and “subsidiary” mean “holding company” and “subsidiary” respectively as defined in section 1159 of the Companies Act 2006 and “subsidiary undertaking” means “subsidiary undertaking” as defined in section 1162 of the Companies Act 2006;

(b)

every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(c)

Warranties qualified by the expression “so far as the Vendor is aware” (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of the Vendor after it has made due and careful enquiries of the Majority Shareholder, and Grant Bartholomew and Adam Suffolk of Taylor Cocks, accountants to the Group;

(d)

references to clauses and schedules are references to Clauses of and Schedules to this Agreement, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Agreement include the Schedules;

(e)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(f)	references to a “party” means a party to this Agreement and includes its successors in title, personal representatives and permitted assigns;

(g)

references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(h)	references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(i)	references to “sterling”, “pounds sterling” or “£” are references to the lawful currency from time to time of the United Kingdom;

(j)	references to times of the day are to London time unless otherwise stated;

(k)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(l)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(m)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(n)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

1.3	The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	Each of the schedules to this Agreement shall form part of this Agreement.

1.5	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

2.	SALE OF SHARES

2.1

On the terms set out in this Agreement the Vendor shall sell and the Purchaser shall purchase the Shares with effect from Completion, with full title guarantee, free from all Encumbrances, together with all rights attaching to the Shares as at Completion (including all dividends and distributions declared, paid or made in respect of the Shares after the Completion Date).

2.2

The Purchaser shall be responsible for the payment of all stamp duty (and, if applicable, stamp duty reserve tax) on this Agreement and the transfers in respect of the Shares at Completion, and the cost of such Tax shall be borne solely by the Purchaser.

3.	CONSIDERATION

3.1	The purchase price for the sale of the Shares shall be the sum of £1,250,000 (the “Final Consideration”).

3.2	The Final Consideration shall be satisfied as follows:

(a)	the payment at Completion by the Purchaser to the Vendor of the sum of £250,000 (the “Cash Consideration”); and

(b)	the issuance at Completion by the Purchaser to the Vendor of the Vendor Loan Notes.

3.3

All payments to be made to the Vendor under this Agreement shall be made in sterling by electronic transfer of immediately available funds to the Vendor’s Solicitor’s Bank Account. Payment in accordance with this clause shall be a good and valid discharge of the Purchaser’s obligation to pay the sum in question.

3.4	The Final Consideration shall be deemed to be reduced by the amount of any payment made by the Vendor to the Purchaser for each and any Claim and/or Tax Indemnity Claim.

3.5	The Final Consideration shall, subject to any further adjustment in accordance with this Agreement, be adopted for all Tax reporting purposes.

4.	SET-OFF AGAINST VENDOR LOAN NOTES

4.1

All Due Amounts shall, to the extent not first satisfied in cash pursuant to paragraph 1.4(a) of Schedule 3 (Limitations on Vendor Liability), be automatically set-off against an equivalent principal amount of the Vendor Loan Notes then outstanding (such set-off being against such Vendor Loan Notes in reverse chronological order of maturity and redemption), and the outstanding balance of the Vendor Loan Notes shall be reduced and cancelled pro tanto by the amount so set-off.

4.2	If on a Redemption Date there is any Outstanding Claim, the Purchaser shall be entitled (at its sole discretion) to:

(a)

withhold an amount equal to the aggregate Estimated Liability in respect of all such Outstanding Claims from a proportion of the Purchaser’s obligations to repay the Vendor Loan Notes or, if lower, the entirety of the Purchaser’s obligations to repay the Vendor Loan Notes (“Reserved Sum”); and

(b)	defer repayment of an amount of the Vendor Loan Notes that equals the Reserved Sum until such time as such an Outstanding Claim has become a Resolved Claim.

4.3

Where the provisions of Clause 4.2 apply, the Purchaser and the Vendor shall use all reasonable endeavours to agree the Estimated Liability in respect of the Outstanding Claim as soon as possible, and in any event within the period of ten (10) Business Days following the relevant Redemption Date. In the absence of such agreement, the following procedure shall apply:

(a)	the determination of the Estimated Liability shall be referred to Counsel at the request of either party;

(b)

Counsel shall be requested to provide his determination of the Estimated Liability within fifteen (15) Business Days of accepting his appointment (or such other period as the Purchaser and the Vendor may otherwise agree with Counsel);

(c)

Counsel shall act as an expert and not as arbitrator and his determination regarding the amount of the Estimated Liability shall, in the absence of manifest error, be final and binding on all the parties; and

(d)

Counsel’s fees in making his determination of the Estimated Liability shall be borne by the Purchaser and the Vendor equally or as Counsel may otherwise direct having regard to the respective conduct of the parties.

4.4

Where a repayment of an amount of the Vendor Loan Notes that equals the Reserved Sum has been withheld by the Purchaser pursuant to Clause 4.2 in respect of an Outstanding Claim, upon that claim becoming a Resolved Claim the Purchaser shall:

(a)

to the extent possible, be entitled (at its sole discretion) to satisfy all or part of the Vendor’s liability to pay the Due Amount in respect of the Resolved Claim by way of set-off against the corresponding repayment of the Vendor Loan Notes to the Vendor that equal the Reserved Sum in accordance with the provisions of Clause 4.1, and to treat its obligation to repay the Vendor Loan Notes to the Vendor that equal the Reserved Sum as being reduced pro tanto by the amount so set-off; and

(b)

repay to the Vendor the balance of the corresponding Reserved Sum (if any) after the Purchaser has exercised the provisions of Clause 4.4(a). Such repayment shall be made by the Purchaser within ten (10) Business Days of the Outstanding Claim becoming a Resolved Claim.

4.5	Subject to Clause 4.1 and the provisions of Schedule 3, nothing in this Clause 4 shall prejudice, limit or otherwise affect:

(a)	any right or remedy the Purchaser may have against the Vendor from time to time, whether arising under this Agreement or any of the documents executed pursuant to this Agreement; or

(b)	the Purchaser’s right to recover against the Vendor.

4.6

The amount of a Reserved Sum withheld by the Purchaser in accordance with this Clause 4 shall not be regarded as imposing any limit on the amount of any claims under this Agreement or any of the documents executed pursuant to this Agreement.

4.7

If the Vendor’s liability to pay a Due Amount is not satisfied in full by way of set-off under Clause 4.1 or Clause 4.3, the Purchaser shall remain entitled to recover the balance from the Vendor and the Due Amount (to the extent not so satisfied) shall remain fully enforceable against the Vendor, subject to the any other applicable provisions of this Agreement (including without limitation, the provisions of Schedule 3).

4.8

For the purposes of this Clause 4, the amount of any obligation of the Purchaser to repay any amount under the Vendor Loan Notes shall be the amount owed by the Purchaser to the Vendor in respect of interest and principal under the Vendor Loan notes after taking account of any amount which the Purchaser is required by Law to withhold or deduct from the interest element of such repayment amount and account for to a Tax Authority.

5.	COMPLETION

5.1	Completion shall take place at the offices of the Purchaser’s Solicitors, or at any other place as the Vendor and the Purchaser may agree, immediately following execution of this Agreement.

5.2	At Completion:

(a)	the Vendor shall do or procure the carrying out of all those things listed in paragraph 1 of Schedule 1 (Completion Obligations); and

(b)	the Purchaser shall do or procure the carrying out of all those things listed in paragraph 2 of Schedule 1 (Completion Obligations).

All documents and items delivered and payments made in connection with Completion shall be held by the recipient to the order of the person delivering them until such time as Completion takes place.

5.3

Without prejudice to any other rights and remedies the Purchaser may have, the Purchaser shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

6.	WARRANTIES OF THE VENDOR

6.1	The Vendor warrants to the Purchaser as at the date of this Agreement in the terms set out in Schedule 2 (Warranties).

6.2	The Vendor acknowledges that the Purchaser is entering into this Agreement on the basis of and in express reliance on the Warranties.

6.3	Each of the Warranties is separate and independent and, unless otherwise specifically provided, shall not be restricted or limited by reference to any other warranty or term of this Agreement.

6.4

The Warranties are given subject to matters fairly disclosed (with sufficient details to enable the Purchaser to identify the nature and scope of the matter disclosed and to make a reasonably informed assessment of its impact on the relevant Group Company and/or its business) in this Agreement or in the Disclosure Letter. No other information of which the Purchaser has knowledge (actual, constructive or imputed) shall prejudice any claim made by the Purchaser under this Agreement or operate to reduce any amount recoverable thereunder.

6.5	Any Claim shall be subject to the provisions of this Clause 6 and Schedule 3 (Limitations on Vendor Liability).

6.6

The Vendor irrevocably and unconditionally waives all and any rights and remedies it may have against any member of the Purchaser Group or any Group Company or any of their respective present or former employees, directors, agents, officers or advisers with respect to claims arising out of any information, opinion or advice supplied or given (or omitted to be supplied or given) in connection with the Transaction (including the preparation of the Disclosure Letter) other than in the case of fraud and agrees that no such rights or remedies shall constitute a defence to any claim by the Purchaser under this Agreement.

7.	WARRANTIES OF THE PURCHASER

7.1	The Purchaser warrants to the Vendor that:

(a)

the Purchaser has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement and the other Transaction Documents to which the Purchaser is a party in accordance with their respective terms;

(b)

this Agreement and the other Transaction Documents to which the Purchaser is a party constitute (or shall constitute when executed) valid, legal and binding obligations on the Purchaser in accordance with their respective terms;

(c)

the execution and delivery by the Purchaser of this Agreement and the other Transaction Documents to which the Purchaser is a party and the performance by the Purchaser of and compliance by the Purchaser with their respective terms and provisions will not conflict with or result in a breach of any agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound, or any Law, order or judgment that applies to or binds the Purchaser; and

(d)

no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority is required to be obtained, or made, by the Purchaser to authorise the execution or performance of this Agreement or any other Transaction Document by the Purchaser.

8.	TAX INDEMNITY

8.1	In this Clause 8, the following definition shall apply:

“Accounts Relief” means:

(a)	any Relief shown as an asset in the Accounts; or

(b)	any Relief taken into account in computing (and so reducing or eliminating) any provision for Tax which appears, or otherwise would have appeared, in the Accounts;

“Actual Tax Liability” means any liability of any Group Company to make an actual payment of or in respect of, or on account of Tax, in which case the amount of the Actual Tax Liability shall be the amount of the actual payment;

“Deemed Tax Liability” means:

(a)

the loss, non-availability or reduction of any Accounts Relief, in which case the amount of the Deemed Tax Liability shall be the amount of Tax that would (on the basis of Tax rates current at the date of that loss) have been saved but for such loss, non-availability or reduction, or where the Relief is the right to repayment of Tax or to a payment in respect of Tax, the amount by which such repayment or payment is reduced; and

(b)

the use or set-off of a Purchaser’s Relief available against any Liability to Tax or against any income, profits or gains where, but for such use or setting off, the Purchaser would have been entitled to make a claim under this Clause 8, in which case the amount of the Deemed Tax Liability shall be equal to the amount which would have been payable in the absence of that or any other Purchaser’s Relief;

“Liability to Tax” means an Actual Tax Liability or a Deemed Tax Liability;

“Purchaser’s Relief” means:

(a)	any Accounts Relief; or

(b)

any Relief to the extent that the same arises to a Group Company in respect of periods (or part of any period) after the Balance Sheet Date or in respect of any Relevant Event occurring after the Balance Sheet Date; or

(c)	any Relief attributable to the Purchaser or any other member of the Purchaser’s Group;

“Relevant Event” means any event, act, omission, default, occurrence, circumstance, transaction, dealing or arrangement of any kind whatsoever done or omitted to be done by the Vendor or a Group Company or which in any way concerns or affects a Group Company whether or not done or omitted to be done by a Group Company or the Vendor; and

“Relief” means any loss, relief, allowance, credit, exemption or set off for Tax or any deduction in computing income, profits or gains for the purposes of Tax, and any right to a repayment of Tax or to a payment in respect of Tax.

8.2	Subject to the following provisions of this Clause 8, the Vendor undertakes to the Purchaser that he shall pay or to procure payment to the Purchaser of an amount equal to:

(a)

the Relevant Percentage of any Actual Tax Liability of any Group Company resulting from or by reference to (i) any Relevant Event occurring or deemed for the purposes of any Tax to occur, on or before Completion, or (ii) any income, profits or gains earned, accrued or received on or before Completion; and

(b)	where the Purchaser’s Relief in question falls under paragraph (c) of that definition, any Deemed Tax Liability and, for other Purchaser’s Reliefs, the Relevant Percentage of any Deemed Tax Liability;

(c)	the Relevant Percentage of any reasonable costs and expenses properly incurred by any Group Company in connection with any Liability to Tax; and

(d)	any reasonable costs and expenses properly incurred by any member of the Purchaser’s Group in connection with any Liability to Tax.

8.3	The Vendor shall not be liable to make a payment pursuant to Clause 8.2 to the extent that:

(a)	any of the exclusions set out in Schedule 3 specifically apply to a Tax Indemnity Claim;

(b)

any Relief which was available to the Group Companies on or before Completion (other than a Purchaser’s Relief), can be utilised by the Group Companies (for the avoidance of doubt, at no cost to the Group Companies);

(c)	the Tax in question arises in the ordinary course of business of the relevant Group Company after the Balance Sheet Date but on or before Completion;

(d)

the Liability to Tax would not have arisen but for a voluntary act of the Group Company or the Purchaser or any member of the Purchaser’s Group outside the ordinary course of business after Completion and which the Purchaser’s Group was aware, or ought reasonably to have been aware, would give rise to the Liability to Tax (other than any such act effected at the written request or with the written consent of the Vendor), and solely for the purposes of this paragraph (d), the withdrawal or amendment of a return, election, claim, surrender, disclaimer or notice shall be treated as an act that the relevant party ought reasonably to have been aware would give rise to such Liability to Tax;

(e)

the Liability to Tax would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Group Company on or after Completion (and otherwise than at the request or direction of the Vendor) to make any lawful and valid claim, election, surrender or disclaimer, the making or giving of which has been specifically taken into account in the preparation of the Accounts and the need for the making or giving of which is notified to the Purchaser in writing at least 20 Business Days prior to the last date on which such claim, election, surrender or disclaimer can be made;

(f)

the Liability to Tax is a liability to interest and penalties which would not have arisen but for any material failure or delay by the Purchaser in paying over to any Tax Authority any payment previously made by the Vendor under this Agreement;

(g)	the Purchaser is compensated for the Liability to Tax under any other provision of this Agreement in each case at no extra cost or loss to the Purchaser or the Group Company; or

(h)

the Liability to Tax arises as a result of a Relief (other than a Purchaser’s Relief) being unavailable due to a cessation or any major change in the nature or conduct of any trade carried on by the Group Company being a change or cessation occurring after Completion.

8.4	Any amount which the Vendor is obliged to pay to the Purchaser under Clause 8.2 shall be paid in cleared funds on or before the following dates:

(a)	in the case of a Liability to Tax which involves a liability to make an actual payment or increased payment of Tax or an amount in respect thereof the fifth Business Day prior to:

(i)

in the case of a Liability to Tax in respect of which there is no provision for payment by instalments, the latest date on which the Tax in question can be paid to a Tax Authority in order to avoid a liability to interest or penalties;

(ii)

in the case of a Liability to Tax in respect of which there is provision for payment by instalments, each date on which an instalment of such Tax becomes payable to a Tax Authority (and so that on each such date an appropriate proportion of the amount claimed shall be paid) such proportion to be notified to the Vendor at least five (5) Business Days prior to each such date;

(b)

in the case of a Liability to Tax which involves a liability of the Company to make a payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by the use of a Purchaser’s Relief, the fifth Business Day prior to the date or dates referred to in Clause 8.4(a)(i) or 8.4(a)(ii) above that would have applied to the Tax satisfied, avoided or reduced by the Relief if that Tax had been payable; and

(c)

in any other case (including any costs and expenses or other amounts incurred pursuant to Clauses 8.2(c) or 8.2(d)), the fifth Business Day after service by the Purchaser on the Vendor of a written demand for payment.

9.	RESTRICTIONS ON THE VENDOR

9.1

In order to confer upon the Purchaser the full benefit of the Transaction, and in order to confer upon the Group the full benefit of certain restrictive covenants that would have applied post-Completion had the Shareholders’ Agreement not been terminated in connection with the Transaction, the Vendor undertakes to the Purchaser, each member of the Purchaser Group and the Group, severally and not jointly, that it shall not (without the prior written consent of the Purchaser and the Company):

(a)

(subject to the provisions of Clause 9.6) at any time during the period of 12 months beginning with the Completion Date, anywhere in the Restricted Territories, carry on or be employed, engaged or interested in any Restricted Business;

(b)

(subject to the provisions of Clause 9.6) at any time during the period of 12 months beginning with the Completion Date, offer employment to, enter into a contract for the services of, or attempt to entice away from any of the Group Companies, any individual who is at that time, and was at the Completion Date, employed by or directly engaged with any of the Group Companies in a senior or managerial position (except a person who responds, without any form of approach or solicitation by or on behalf of the Vendor, to a general public advertisement made in the ordinary course of business) or procure or facilitate the making of any such attempt by any other person;

(c)

(subject to the provisions of Clause 9.6) at any time during the period of 12 months beginning with the Completion Date, deal with or canvass, solicit or seek to solicit the custom of any person who has been a client or customer of any of the Group Companies at any time within the 12 months immediately prior to Completion, for the purposes of any Restricted Business;

(d)

at any time during the period of 12 months beginning with the Completion Date, solicit or entice away from any of the Group Companies any supplier who had supplied goods and/or services to any of the Group Companies at any time during the 12 months immediately prior to Completion if that solicitation or enticement causes or could cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to any of the Group Companies; or

(e)	at any time after Completion, use in the course of any business:

(i)	the words “Golden Wolf” or “Broken Bone Club”;

(ii)	any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by any of the Group Companies; or

(iii)	anything which is, in the reasonable opinion of the Purchaser, capable of confusion with such words, mark, name, design or logo.

9.2

The undertakings in this Clause 9 are intended for the benefit of the Purchaser and the Group and apply to actions carried out by the Vendor in any capacity whatsoever and whether directly or indirectly, on the Vendor’s own behalf, on behalf of any other person or jointly with any other person.

9.3

The Vendor agrees that the undertakings contained in this Clause 9 are reasonable and necessary for the protection of the Purchaser’s legitimate interests in the Shares acquired, and for the protection of the legitimate ongoing interests of the Group, and shall be construed as separate and independent undertakings. If any such undertaking is held to be void or unenforceable, the validity of the remaining undertakings shall not be affected. If any such undertaking is found to be void or unenforceable but would be valid and enforceable if some part or parts of the undertaking were deleted, such undertaking shall apply with such modification as may be necessary to make it valid and enforceable.

9.4

Without prejudice to Clause 9.3, if any undertaking in this Clause 9 is found by any court or other competent authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable undertaking with a valid provision which, as far as possible, has the same commercial effect as the provision which it replaces.

9.5	The consideration for the undertakings contained in this Clause 9 is included in the Final Consideration.

9.6

If during the restricted period of the undertakings set out in Clauses 9.1(a), (b) and (c), ILD is requested by any of its customers or clients to supply any goods or services which would constitute Restricted Business (“ILD Restricted Work”), the Vendor shall not be in breach of such undertaking, if and to the extent that:

(a)	the UK Subsidiary provides such ILD Restricted Work to, or on behalf of, ILD, (as its sub-contractor); or

(b)	the UK Subsidiary:

(i)	has been notified by ILD of the costs budget for such ILD Restricted Work to be supplied (the “Project Budget”); and

(ii)	is given a reasonable opportunity by ILD to agree to provide such ILD Restricted Work to, or on behalf of, ILD (as its sub-contractor), at a cost within the Project Budget,

but the UK Subsidiary is unable to agree to provide such ILD Restricted Work within the Project Budget, or otherwise declines or is unable to do so, and, provided the animation elements of the ILD Restricted Work represent less than 50 per cent. of the monetary value of the specific ILD Restricted Work (with such allocation of monetary value to be determined according to an allocation method reasonably agreed by the parties or, in the event that they cannot agree, Section 22), ILD subsequently engages a third party to provide the ILD Restricted Work at a cost within the Project Budget.

10.	CONFIDENTIALITY AND ANNOUNCEMENTS

10.1	Subject to Clause 10.5, each party:

(a)	shall treat as strictly confidential:

(i)	the provisions of this Agreement and the other Transaction Documents and the process of their negotiation;

(ii)	in the case of the Vendor, any information received or held by the Vendor or any of its Representatives which relates to the Purchaser Group or, following Completion, any of the Group Companies; and

(iii)	in the case of the Purchaser, any information received or held by the Purchaser or any of its Representatives which relates to the Vendor,

(as applicable, “Confidential Information”); and

(b)

shall not, except with the prior written consent of the other party (which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person (other than its Representatives in accordance with Clause 10.2) any Confidential Information.

10.2

Subject to Clause 10.5, the Vendor undertakes to each Group Company to not divulge to any person whomsoever or otherwise make use of (whether for his own or another’s benefit), take away, conceal, destroy or retain any trade secret or other confidential information concerning the businesses, finances, dealing, transactions or affairs of any Group Company or, in each case, any of its customers or clients entrusted to him or arising or coming to his knowledge as a result of his involvement with any Group Company (“GW Information”).

10.3

Each party undertakes that it shall only disclose the applicable Confidential Information to Representatives where it is reasonably required for the purposes of performing its obligations under this Agreement or the other Transaction Documents and only where such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 10 and instructed to comply with this Clause 10 as if they were a party to it.

10.4

Subject to Clause 10.5, no party shall make any announcement (including any communication to the public, to any customers, suppliers or employees of any of the Group Companies) concerning the subject matter of this Agreement without the prior written consent of the other (which shall not be unreasonably withheld or delayed).

10.5	Clauses 10.1, 10.2 and 10.4 shall not apply if and to the extent that the party using or disclosing Confidential Information or making such announcement can demonstrate that:

(a)

such disclosure or announcement is required by Law or by any stock exchange or any supervisory, regulatory, governmental or anti-trust body (including, for the avoidance of doubt, any Tax Authority) having applicable jurisdiction;

(b)

the Confidential Information or GW Information (as the case may be) concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information or GW Information (as the case may be) has been disclosed in accordance with this Clause 10.5.

10.6	The provisions of this Clause 10 shall survive Completion and shall continue for a period of five (5) years from the date of this Agreement.

11.	FURTHER ASSURANCE

The Vendor shall, at the Vendor’s reasonable cost, promptly execute and deliver all such documents and do all such things and provide all such information and assistance, as the Purchaser may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement and to secure for the Purchaser the full benefit of the rights, powers and remedies conferred upon it under this Agreement.

12.	ENTIRE AGREEMENT AND REMEDIES

12.1

This Agreement and the other Transaction Documents together set out the entire agreement between the parties relating to the sale and purchase of the Shares and, save to the extent expressly set out in this Agreement or any other Transaction Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. This Clause shall not exclude any liability for or remedy in respect of fraudulent misrepresentation.

12.2

Each party acknowledges that in entering into this Agreement and any other Transaction Documents it does not rely on, and shall have no rights or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

12.3	If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement) unless:

(a)	such other agreement expressly states that it overrides this Agreement in the relevant respect; and

(b)	the Vendor and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

12.4	The rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law.

13.	POST-COMPLETION EFFECT OF AGREEMENT

Notwithstanding Completion:

(a)	each provision of this Agreement and any other Transaction Document not performed at or before Completion but which remains capable of performance;

(b)	the Warranties; and

(c)	all covenants, indemnities and other undertakings and assurances contained in or entered into pursuant to this Agreement or any other Transaction Document,

will remain in full force and effect and, except as otherwise expressly provided, without limit in time.

14.	WAIVER AND VARIATION

14.1

A failure or delay by a party to exercise any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

14.2	A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

14.3

No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to this Agreement and no variation or amendment to Clauses 6.6, 9.1 or 10.2 shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to this Agreement and the Company. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

15.	INVALIDITY

Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

16.	ASSIGNMENT

16.1

Except as provided in this Clause 16 or as the parties specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

16.2

Subject to Clause 16.3, the Purchaser may assign the benefit of this Agreement and/or of any other Transaction Document to which it is a party, in whole or in part, to, and it may be enforced by any member of the Purchaser Group for so long as that company remains a member of the Purchaser Group, and provided that the Purchaser shall procure that any such company assigns any rights assigned to it in accordance with this Clause 16.2 back to the Purchaser or to such other member of the Purchaser Group as it may nominate, immediately before that company ceases to be a member of the Purchaser Group.

16.3	Any assignment made pursuant to this Clause 16 shall be on the basis that:

(a)	the Vendor may discharge its obligations under this Agreement to the assignor until it receives notice of the assignment;

(b)	the liability of the Vendor to any assignee shall not be greater than its liability to the Purchaser; and

(c)	the Purchaser will remain liable for any obligations under this Agreement.

17.	PAYMENTS AND SET OFF

17.1

Any payment to be made pursuant to this Agreement by the Purchaser to the Vendor shall be made to the Vendor’s Solicitor’s Bank Account and any payment to be made pursuant to this Agreement by the Vendor to the Purchaser shall be made to the Purchaser’s Bank Account, in each case by way of electronic transfer in immediately available funds on or before the due date for payment. Receipt of such sum in such account on or before the due date for payment shall be a good discharge by the payor of its obligation to make such payment.

17.2	Where any payment is made in satisfaction of a liability arising under this Agreement it shall, to the extent permitted, be an adjustment to the Final Consideration.

17.3

All payments made by any party to this Agreement under this Agreement, or any of the other Transaction Documents, shall be made free from any set-off (subject to any set-off permitted under Clause 4), counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by Law. If any deductions or withholdings are required by Law to be made from any such payments, the amount of the payment shall be increased by such amount as will, after taking account of the deduction or withholding, leave the recipient of the payment with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

18.	NOTICES

18.1

Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 18.2 and served:

(a)	by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address;

(b)	if within the United Kingdom, by first class pre-paid post, in which case it shall be deemed to have been given two (2) Business Days after the date of posting;

(c)	if from or to any place outside the United Kingdom, by air courier, in which case it shall be deemed to have been given two (2) Business Days after its delivery to a representative of the courier;

(d)	if from or to any place outside the United Kingdom, by pre-paid airmail, in which case it shall be deemed to have been given five (5) Business Days after the date of posting; or

(e)	by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt,

provided that in the case of sub-clause (e) above any notice despatched outside Working Hours shall be deemed given at the start of the next period of Working Hours.

18.2	Notices under this Agreement shall be sent for the attention of the person and to the address or e-mail address, subject to Clause 18.3, as set out below:

For the Vendor:

Name:	Mark Stewart Graham

Address:	276 Sea Front
Hayling Island
Hampshire
PO11 0AZ
United Kingdom

E-mail address:	mark@ilovedust.com

with a copy to:

Name:	Clarke Willmott LLP

For the attention of:	Richard Swain

Address:	Burlington House
Botleigh Grange Business Park
Hedge End
Southampton
SO30 2AF
United Kingdom

E-mail address:	Richard.Swain@clarkewillmott.com

For the Purchaser:

Name:	Psyop Media Company UK Limited

For the attention of:	Thomas Boyle and Eben Mears

Address:	c/o Legalinx Ltd
One Fetter Lane
London
EC4A 1BR
United Kingdom

E-mail address:	tom@psyop.tv, eben@psyop.tv

with a copy to:

Name:	Latham & Watkins LLP

For the attention of:	Anthony J. Richmond, David Zaheer and Matthew Bedrossian

Address:	355 South Grand Avenue, Suite 100
Los Angeles, CA 90071-1560
United States of America

E-mail address:	Tony.Richmond@lw.com, David.Zaheer@lw.com, Matthew.Bedrossian@lw.com

18.3

Any party to this Agreement may notify the other party of any change to its address or other details specified in Clause 18.2 provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

19.	COSTS

Except as otherwise expressly provided in this Agreement, each party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement and all other Transaction Documents.

20.	RIGHTS OF THIRD PARTIES

20.1

The specified third party beneficiaries of the undertakings or rights referred to in Clauses 6.6, 9.1, 10.2 and 14.3 shall, in each case, have the right to enforce the relevant terms by reason of the Contracts (Rights of Third Parties) Act 1999.

20.2	Except as provided in Clause 20.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

20.3

Each party represents to the other that their respective rights to agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.

21.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

22.	GOVERNING LAW AND JURISDICTION

22.1	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

22.2

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

22.3

For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

SCHEDULE 1

COMPLETION OBLIGATIONS

1.	VENDOR’S OBLIGATIONS

1.1	At Completion the Vendor shall:

(a)	deliver to the Purchaser or procure the delivery to the Purchaser of:

(i)	all documents, duly executed and/or endorsed where required, required to enable title to all of the Shares to pass into the name of the Purchaser (or its nominees);

(ii)	share certificates in respect of all of the Shares, or an indemnity in Agreed Form for any lost share certificates;

(iii)	such waivers or consents as the Purchaser may require to enable the Purchaser to be registered as the holder of the Shares;

(iv)	an irrevocable power of attorney in Agreed Form given by the Vendor in favour of the Purchaser in respect of rights attaching to the Shares;

(v)	the original of any power of attorney in Agreed Form under which any document to be delivered to the Purchaser under this paragraph 1 has been executed;

(vi)	in respect of each Group Company, letters of resignation in Agreed Form duly executed by the Vendor in his capacity as a director of such Group Company;

(vii)

a deed of release from the Vendor in Agreed Form in respect of all and any liabilities, obligations and claims whatsoever whether actual or contingent which may be due or owing to the Vendor by any Group Company;

(viii)	a termination agreement for the Shareholders’ Agreement duly executed by the Vendor, the Company, the UK Subsidiary and the Majority Shareholder;

(ix)	a copy of the resolutions as are referred to in paragraph (b), duly certified as correct by the Majority Shareholder in his capacity as a director of the relevant Group Company;

(b)	procure that board resolutions of each Group Company are passed:

(i)	approving, in the case of the Company, the transfers of the Shares and (subject only to due stamping) the registration, in the register of members, of the Purchaser as the holder of the Shares;

(ii)

accepting the resignation of the Vendor as a director of each Group Company, and accepting the appointment of Hunt Ramsbottom as a director of each Group Company, such acceptances to take effect at the close of the meeting; and

(iii)	approving the execution of each document required to be executed and delivered by a Group Company in connection with this Agreement.

2.	PURCHASER’S OBLIGATIONS

2.1	At Completion the Purchaser shall subject to due performance by the Vendor of its obligations under paragraph 1 of this Schedule 1:

(a)	pay the Cash Consideration to the Vendor as provided in Clause 3.2(a);

(b)	issue the Vendor Loan Notes to the Vendor and deliver to the Vendor a certificate in respect of the Vendor Loan Notes duly executed by the Purchaser;

(c)	procure the entry of the Vendor in the register of Vendor Loan Notes maintained by the Purchaser;

(d)	deliver to the Vendor a counterpart of the Loan Note Instrument duly executed by the Purchaser and the Guarantor;

(e)	deliver to the Vendor a counterpart of the Vendor Share Charge duly executed by the Purchaser;

(f)

deliver to the Vendor certified resolutions adopted by the Purchaser’s board of directors approving execution and delivery of this Agreement, the Loan Note Instrument, the Vendor Share Charge, and any other documents to be delivered by the Purchaser at Completion; and

(g)	deliver to the Vendor certified resolutions adopted by the Guarantor’s board of directors or equivalent approving execution and delivery of the Loan Note Instrument.

SCHEDULE 2

WARRANTIES

1.	CAPACITY AND AUTHORITY

1.1

The Vendor has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party in accordance with their terms.

1.2

This Agreement and the other Transaction Documents constitute (or shall constitute when executed) valid, legal and binding obligations on the Vendor in the terms of the Agreement and such other Transaction Documents.

1.3

The execution and delivery of this Agreement and the other Transaction Documents by the Vendor and the performance of and compliance with its terms and provisions will not conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which the Vendor is a party or by which it is bound, or any Law, order or judgment that applies to or binds the Vendor or any of its property.

1.4

No consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority is required to be obtained, or made, by the Vendor to authorise the execution or performance of this Agreement by the Vendor.

2.	SHARES IN THE COMPANY AND THE SUBSIDIARIES

2.1	The Shares are fully paid and free from all Encumbrances.

2.2	The Vendor is the sole legal and beneficial owner of the Shares and is entitled to transfer the full ownership of the Shares on the terms set out in this Agreement.

2.3

The entire issued share capital of the Company consists of (i) the Shares and (ii) 7,500 Class B ordinary shares held by the Majority Shareholder. All of such outstanding shares are duly authorised, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities laws. There are no outstanding pre-emptive rights, options, warrants, conversion privileges or rights (including but not limited to rights of first refusal or similar rights), orally or in writing, to purchase or acquire any securities from the Company including, without limitation, any ordinary shares, preferred shares or any securities convertible into or exchangeable or exercisable for ordinary shares or preferred shares.

2.4

The Company is the sole legal and beneficial owner of the whole allotted and issued share capital of the UK Subsidiary and all such shares are fully paid up and free from all Encumbrances. The UK Subsidiary is the sole legal and beneficial owner of the whole issued capital stock of the US Subsidiary and all such shares are free from all Encumbrances.

2.5	Each Group Company is validly incorporated, in existence and duly registered under the laws of its country of incorporation.

2.6

No right has been granted to any person to require any of the Group Companies to allot, issue, sell, transfer or convert any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of any of the Group Companies.

2.7

No commitment has been given to create an Encumbrance affecting the Shares or the other issued shares of the Company or the Subsidiaries (or any unissued shares or debentures or other unissued securities of any of the Group Companies) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things.

2.8	None of the Group Companies:

(a)	holds or beneficially owns, or has agreed to acquire, any interest of any nature in any shares, debentures or other securities of any company other than the Subsidiaries;

(b)	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

(c)	has any branch or permanent establishment outside its country of incorporation; or

(d)	has allotted or issued any securities that are convertible into shares.

2.9	None of the Group Companies has at any time:

(a)	purchased, redeemed or repaid any of its own share capital; or

(b)	given any financial assistance in connection with any acquisition of its share capital or the share capital of its holding company in contravention of any Law.

2.10

All dividends or distributions declared, made or paid by any of the Group Companies have been declared, made or paid in accordance with its memorandum, articles of association or any other constitutional and corporate documents, all applicable Laws, the rules of any Authority and any agreements or arrangements made with any third party regulating the payment of dividends and distributions. None of the Group Companies has declared but not paid a dividend at the date of this Agreement.

3.	CONSTITUTIONAL AND CORPORATE DOCUMENTS

3.1

The copies of the memorandum and articles of association or other constitutional, shareholder and corporate documents of each Group Company copies of which are included in the Disclosure Documents are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by Law are annexed or incorporated.

3.2

All returns, particulars, resolutions and other documents which each Group Company is required by Law to file with or deliver to any Authority in any jurisdiction (including the Registrar of Companies in England and Wales) have been correctly made up and filed or delivered.

3.3

All statutory books and registers of the Group Companies have been properly kept in accordance with any applicable Laws, and no notice or allegation that any of them is incorrect or should be rectified has been received. The register of members of the Company provided to the Purchaser is true, accurate and complete in all respects.

4.	ACCOUNTS

4.1	The Accounts:

(a)

have been prepared in accordance with applicable Law and all applicable Statements of Standard Accounting Practice and Financial Reporting Standards issued or adopted by the Financial Reporting Council (or by the Accounting Standards Board or the Accounting Standards Committee, to the extent not superseded), all applicable abstracts issued or adopted by the Financial Reporting Council (or by the Urgent Issues Task Force, to the extent not superseded), and all applicable Statements of Recommended Practice issued or adopted by bodies recognised by the Financial Reporting Council and the policies, principles and practices generally accepted and consistent therewith;

(b)

show a true and fair view of the commitments and financial position and affairs of each Group Company (and, in relation to the consolidated financial statements of the Company, of the Group as a whole) as at the Balance Sheet Date and of the profit and loss of each Group Company (and, in relation to the consolidated financial statements of the Company, of the Group as a whole) for the financial year ended on that date;

(c)	are not affected by any unusual or non-recurring items;

(d)

apply policies and estimation techniques of accounting which have been consistently applied in the audited financial statements of each Group Company and in the audited consolidated financial statements of the Company for the three accounting reference periods ending on the Balance Sheet Date;

(e)	make proper and adequate provision for all bad and doubtful debts, obsolete or slow-moving stocks and for depreciation on fixed assets;

(f)	do not overstate the value of current or fixed assets;

(g)	do not understate any liabilities (whether actual or contingent); and

(h)

contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of each Group Company as at the Balance Sheet Date.

4.2	The Interim Accounts:

(a)	have been properly prepared on a basis consistent with that employed in preparing the management accounts of the Group for the twelve months ending on the Balance Sheet Date; and

(b)

having regard to the purpose for which they were prepared, are not misleading in any material respect and do not materially overstate the assets and profits or materially understate the liabilities and losses of the Group Companies for the periods to which they relate.

5.	CHANGES SINCE THE BALANCE SHEET DATE

5.1	Since the Balance Sheet Date:

(a)	each Group Company has conducted its business in the normal course and as a going concern;

(b)	there has been no material adverse change in the turnover or financial position of any Group Company;

(c)	no Group Company has issued or agreed to issue any share or loan capital;

(d)	no dividend or other distribution of profits or assets has been, or has agreed to be, declared, made or paid by any Group Company;

(e)	no Group Company has entered into any Material Contract;

(f)

no Group Company has borrowed or raised any money or taken any form of financial security, and no capital expenditure has been incurred on any individual item by any Group Company, in excess of £25,000 and no Group Company has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £25,000; and

(g)	no shareholder resolutions of any Group Company have been passed other than as routine business at the annual general meeting.

6.	FINANCIAL AND OTHER RECORDS

The financial, statutory, accounting and other records of each of the Group Companies:

(a)	have been properly prepared and maintained in all material respects;

(b)	constitute an accurate record of all matters required by Law to appear in them;

(c)	do not contain any material inaccuracies or discrepancies; and

(d)	are in the possession or control of the Group Company to which they relate,

and no notice has been received or allegation made that any such records are incorrect or should be rectified.

7.	COMPLIANCE WITH LAWS AND DISPUTES

7.1	Each Group Company has at all times in all material respects conducted its business in accordance with all applicable Laws.

7.2

All licences, registrations and authorisations (public and private) required by Law have been obtained to enable the Group Companies to carry on their businesses, in the jurisdictions, and in the manner in which such businesses are currently carried on, and, so far as the Vendor is aware, all such licences, registrations and authorisations are valid and subsisting.

7.3	No adverse reports have been issued by any Authority within the last three (3) years, specifically in respect of the Group Companies’ operations and affairs.

7.4	No Group Company or any of its Affiliates, or any of their respective directors, officers, employees, agents, representatives or other persons for whom it is vicariously liable:

(a)

is or has been engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any Authority (except for debt collection in the normal course of business) in respect of any Group Company; or

(b)	is or has been the subject of any investigation, inquiry or enforcement proceedings by any Authority (including pursuant to any Anticorruption Law) in respect of any Group Company,

and, so far as the Vendor is aware, no such proceedings, investigations or inquiries have been threatened or are pending.

7.5	No Group Company is the subject of any existing or pending judgments or rulings and no Group Company has given any undertakings arising from legal proceedings to an Authority or other third party.

7.6

No Group Company is or has at any time engaged in any conduct, activity or practice which would constitute an offence under the Bribery Act 2010 or any similar Laws in any other jurisdiction in which the Group carries on its business.

7.7

No Group Company has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Government Entity or similar agency with respect to any alleged or suspected act or omission arising under or relating to any noncompliance with or offence under any Anticorruption Law.

7.8

No Group Company or, so far as the Vendor is aware, any of their directors, officers, employees, agents or representatives has received any notice, request, or citation, or has been subject to investigation or prosecution by any authority for any actual or potential noncompliance with or offence under any Anticorruption Laws.

7.9	No Group Company or, so far as the Vendor is aware, any of their directors, officers, employees, agents or representatives has violated or committed an offence under any Anticorruption Laws.

7.10

No Group Company or, so far as the Vendor is aware, any of their directors, officers, employees, agents or representatives has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for any Group Company.

7.11

The Group has in all material respects maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, and Government Officials in accordance with generally accepted accounting principles in the United Kingdom.

8.	ANTI-TRUST

8.1	Each Group Company has at all times conducted its business in accordance with all applicable Antitrust Laws.

8.2	No Group Company is or has been engaged in any agreement, arrangement, activity, practice or conduct which constitutes an infringement or breach of any applicable Antitrust Laws.

8.3	No adverse reports have been issued by any Antitrust Authority within the last three (3) years, specifically in respect of the Group Companies’ operations and affairs.

8.4

No Group Company or any of its respective directors or any person for whom it is vicariously liable (including any person who is or has been employed by the Group) is or has been in the last three (3) years prior to the Completion Date:

(a)

engaged in any litigation, administrative, mediation or arbitration proceedings or such other proceedings or hearings before any Antitrust Authority in relation to an infringement of any applicable Antitrust Laws by any Group Company; or

(b)	the subject of any investigation, inquiry or enforcement proceedings by any Antitrust Authority in relation to an infringement of any applicable Antitrust Laws by any Group Company,

and, so far as the Vendor is aware, no such proceedings, investigations or inquiries have been threatened or pending.

8.5

No Group Company is the subject of any existing or pending judgements or rulings and no Group Company has given any undertakings arising from legal proceedings to any Antitrust Authority in connection with an infringement or breach of any applicable Antitrust Laws.

8.6

No Group Company or, as far as the Vendor is aware, any of its directors, officers or employees is or has agreed to become a member of any trade association or entered into any kind of collective agreement, understanding or arrangement with any trade association or member(s) of any such trade association.

9.	CONTRACTS

9.1	True and complete copies of all of the Material Contracts are included in the Disclosure Documents.

9.2

So far as the Vendor is aware, each of the Material Contracts is in full force and effect and binding on the parties to it. No notice of termination of any Material Contract has been received or served by a Group Company and, so far as the Vendor is aware, there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such Material Contract.

9.3

No Group Company is in material default under any agreement or arrangement to which it is a party and, so far as the Vendor is aware, no other party to such an agreement or arrangement is in material default thereunder. So far as the Vendor is aware, there are no circumstances likely to give rise to any such material default.

10.	FINANCE AND GUARANTEES

10.1

All material particulars of any Finance Documents, and details of the indebtedness of each Group Company under such Finance Documents, (the “Finance Facilities”) are set out at paragraph 10 of the Disclosure Letter.

10.2	No guarantee or Encumbrance has been given by or entered into by any Group Company or any third party in respect of any indebtedness or other obligations of any Group Company.

10.3

The total indebtedness of each Group Company does not exceed the Finance Facilities or any limitations on the borrowing powers contained in the memorandum or articles of association or other constitutional or corporate documents of that Group Company, or in any debenture or other deed or document binding on that Group Company.

10.4

No Group Company has any outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to any Group Company other than debts that have arisen in the ordinary course of their respective businesses.

10.5

No Group Company has factored or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts or waived any right of set-off it may have against any third party.

10.6

No Finance Facility of any Group Company is due and payable and no encumbrance over any of the assets of any Group Company is now enforceable, whether by virtue of the stated maturity date of the Finance Facilities having been reached or otherwise.

10.7	No Group Company is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

10.8	The Transaction will not result in any Finance Facilities of any Group Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

10.9

All debts (less any provision for bad and doubtful debts) owing to any of the Group Companies reflected in the Accounts have been realised in cash their full amount as included in those Accounts, and no debt subsequently recorded in the books of any Group Company nor any part of them has been outstanding for more than three months from its due date for payment.

10.10

No Group Company has given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

10.11	No grants have ever been received by any Group Company.

11.	INSOLVENCY

11.1

The Vendor is not bankrupt and no order or petition has been presented for the Vendor’s bankruptcy and no trustee in bankruptcy has been appointed in respect of the Vendor or its assets, and the Vendor has not received any written notification from any third party that it intends to initiate such a presentation or appointment.

11.2	None of the Group Companies:

(a)	are insolvent or unable to pay their respective debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned; or

(b)	have stopped paying their respective debts as they fall due.

11.3	No step has been taken to initiate any process by or under which:

(a)	the ability of the creditors of the Vendor or any Group Company to take any action to enforce their debts is suspended, restricted or prevented;

(b)

some or all of the creditors of the Vendor or any Group Company accept, by agreement or in pursuance of a court order, an amount less than the respective sums owing to them in satisfaction of those sums with a view to preventing the dissolution of such entity;

(c)	a person is appointed to manage the affairs, business and assets of the Vendor or any Group Company on behalf of its creditors; or

(d)	the holder of an Encumbrance over the assets of the Vendor or any Group Company is appointed to control its business and assets.

11.4	In relation to each of the Group Companies:

(a)	no administrator has been appointed;

(b)	no documents have been filed with the court for the appointment of an administrator; and

(c)	no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder.

11.5	No process has been initiated which could lead to any Group Company being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

11.6	No floating charge created by the Vendor or any Group Company has crystallised and, so far as the Vendor is aware, there are no circumstances likely to cause such a floating charge to crystallise.

11.7	No distress, execution or other process has been levied on an asset of any member of the Vendor or any Group Company.

12.	INSURANCE

Copies of all of the policies of insurance maintained by or covering each of the Group Companies are included in the Disclosure Documents and are true, accurate and complete. So far as the Vendor is aware, all such policies are currently in full force and effect and nothing has been done or omitted to be done by any Group Company which would make any policy of insurance void or voidable. All sums falling due in respect of premiums on such policies of insurance have been paid. There is no outstanding claim by any Group Company under any such policies, there have been no such claims in excess of £10,000 in the previous two (2) years and, so far as the Vendor is aware, there are no circumstances likely to give rise to such a claim.

13.	POWERS OF ATTORNEY

13.1	The Disclosure Letter sets out details of all persons who have authority to bind any Group Company in the ordinary course of business.

13.2	There are no powers of attorney in force given by any of the Group Companies.

13.3	No person, as agent or otherwise, is entitled or authorised to bind or commit any Group Company to any obligation not in the ordinary course of that Group Company’s business.

14.	TRANSACTIONS WITH THE VENDOR

14.1

There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between a Group Company and the Vendor or any of its Representatives.

14.2	The Vendor has not assigned to any person the benefit of a claim against any of the Group Companies to which the Vendor would otherwise be entitled.

15.	EFFECT OF SALE ON SHARES

15.1	Neither the acquisition of the Shares by the Purchaser nor compliance with the terms of this Agreement will:

(a)

relieve any person of any obligation to any Group Company (whether contractual or otherwise), or entitle any person to determine any such obligation or any right or benefit enjoyed by the Group Company, or to exercise any right in respect of the Group Company;

(b)	give rise to, or cause to become exercisable, any right of pre-emption over the Shares;

(c)

entitle any customer or supplier to cease dealing with any Group Company or to reduce substantially its existing level of business or to change the terms on which it deals with any of the Group Companies;

(d)	constitute a breach of contract, order, judgment, injunction, undertaking, decree or other like imposition by any Group Company;

(e)	cause the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of any Group Company;

(f)	entitle any person to receive from any of the Group Companies any finder’s fee, brokerage or other commission in connection with the purchase of the Shares by the Purchaser;

(g)	so far as the Vendor is aware, result in any director, officer or senior Employee leaving any of the Group Companies;

(h)	result in the loss or impairment of or any default under any licence, authorisation or consent required by any of the Group Companies for the purposes of its business;

(i)

cause any present or future indebtedness of any of the Group Companies under any Finance Facility to become due and payable, or capable of being declared due and payable, prior to its stated maturity date or entitle any Financial Facility to be withdrawn; or

(j)	entitle any person to acquire or affect the entitlement of any person to acquire shares in the Company.

16.	ASSETS

16.1

All of the assets included in the Accounts are legally and beneficially owned by Group Companies, except for those disposed of since the Balance Sheet Date in the ordinary course of business and any assets acquired since the Balance Sheet Date.

16.2

None of the assets shown in the Accounts, acquired by any Group Company since the Balance Sheet Date or used by a Group Company, is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

16.3

None of the assets, undertakings or goodwill of any Group Company is subject to any Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

16.4

Group Companies are in possession or control of all the assets included in the Accounts or acquired since the Balance Sheet Date and all other assets used by the Group in the ordinary course of business.

17.	INTELLECTUAL PROPERTY

17.1	There is no registerable Intellectual Property owned (or applied for) by the Group Companies.

17.2

The Group Companies either own free from Encumbrances, or have valid licences to use, all the Intellectual Property used in or created in the course of the Group’s business or otherwise required to carry on the Group’s business in the same manner as it is currently carried on (the “Business Intellectual Property”), and the execution or performance of any of the Transaction Documents will not cause the loss of any such rights. None of the Business Intellectual Property is owned by the Vendor or the Majority Shareholder.

17.3	The Business Intellectual Property:

(a)	has not been licensed to any third party other than pursuant to the licences listed at paragraph 17 of the Disclosure Letter and such list is complete and accurate; and

(b)	is not subject to any agreement that restricts its use, disclosure, licensing or transfer by the Group Companies.

17.4

The Disclosure Letter contains true and complete copies of all licences of third party Intellectual Property to or by the Group Companies (other than commercially available off the shelf software with aggregate license fees of less than £5,000 each) (the “Licensed Intellectual Property”) and, so far as the Vendor is aware:

(a)	each licence is in full force and effect and binding on the parties to it;

(b)

the terms of the licences have been complied with by the parties in all material respects, no notice of termination of any Licensed Intellectual Property has been received or served by a Group Company; and

(c)	there are no disputes in respect of any such Licensed Intellectual Property.

17.5

Each officer, employee, contractor or consultant that has undertaken work for the Group Companies has entered into a contract under which they are obliged to disclose and assign any Intellectual Property to a Group Company.

17.6	So far as the Vendor is aware, the activities of the Group Companies have not infringed or misappropriated the Intellectual Property of any third party during the last three (3) years.

17.7	So far as the Vendor is aware, no Business Intellectual Property has been infringed or misappropriated by a third party during the last three (3) years.

17.8	In the last three (3) years:

(a)

no notice or allegation has been received by the Group Companies or the Vendor that the Group Companies or the Vendor are, or may be, infringing or misappropriating any third party Intellectual Property or has otherwise challenged the validity or ownership of any of the Business Intellectual Property; and

(b)	no Group Company or the Vendor has notified any third party or otherwise alleged that the third party is, or may be, infringing or misappropriating any Business Intellectual Property.

17.9	Other than the domain names listed at paragraph 17 of the Disclosure Letter, none of the Group Companies owns any domain names.

17.10	None of the Group Companies operates a website or email account from a domain name owned by a third party.

17.11

The confidential information and knowhow used by the Group Companies is kept confidential, has not been disclosed to third parties other than in the ordinary course of business and subject to written confidentiality obligations from the third party and, so far as the Vendor is aware, has not been subject to unauthorised access by a third party.

18.	INFORMATION TECHNOLOGY

18.1	The Group Companies own the IT Systems free from Encumbrances.

18.2	The Group Companies follow appropriate procedures for protecting their IT Systems from infection by software viruses and from access by unauthorised persons.

18.3	The Group Companies are in possession of the source code to any software in which they own the copyright and, so far as the Vendor is aware, no third party has a copy of that source code.

18.4	None of the Group Companies has used open source software as part of any application that it has licensed or otherwise made available to third parties.

19.	DATA PROTECTION

19.1	All Group Companies that collect or use Personal Data are registered with the United Kingdom Information Commissioner.

19.2	The systems used by the Group Companies to store or use Personal Data are all located inside the European Economic Area.

19.3	The Group Companies operate appropriate measures and systems in order to prevent unauthorised access to or use of Personal Data held by the Group Companies.

19.4	None of the Group Companies is party to an agreement that requires the transfer of Personal Data to a third party or that requires a third party to transfer Personal Data to a Group Company.

19.5	In the last three (3) years:

(a)	none of the Group Companies has received a written complaint or objection to its collection or use of Personal Data that remains unresolved; and

(b)	the collection or use of Personal Data by a Group Company has not been the subject of any investigation or proceedings (whether of a criminal, civil or administrative nature).

20.	EMPLOYEES

20.1	The names of all of the Employees are set out at paragraph 20 of the Disclosure Letter.

20.2	All terms and conditions and benefits offered by the Group Companies (whether discretionary or otherwise) in respect of each Employee have been disclosed in full in the Disclosure Documents.

20.3

All policies and procedures of the Group Companies (whether contractual or not and including any collective agreements) applicable to the Employees have been disclosed in full in the Disclosure Documents.

20.4	All prior, pending, current or potential claims of the Employees under any benefit or insurance policy of the Group Companies have been disclosed in full in the Disclosure Document.

20.5

No contractual or gratuitous payment (including in the form of a “golden parachute”) or other lump sum payment has been made or may become due to be made by the Group Companies to any Employee in connection with the Transaction.

20.6

The acquisition of the Shares by the Purchaser or compliance with the terms of this Agreement of themselves will not grant any director or Employee the legal right to terminate their employment or engagement.

20.7	No amounts due to, or in respect of, any Employee or Former Employee are in arrears or unpaid and there are no amounts that have accrued but are not yet due to be paid.

20.8

Full details of any bonus that a Group Company has determined and has accrued to any Employee at the Completion Date but which remains unpaid at the Completion Date have been set out in the Disclosure Letter.

20.9

The Group Companies have paid to HMRC and any other appropriate authority all taxes, National Insurance contributions and other levies and charges in respect of the Employees and accruing in the period up to and including the Completion Date.

20.10	At the date of this Agreement, no Employee:

(a)	has given, has threatened to give or received notice terminating his office and/or employment (where that notice has not yet expired); or

(b)	is subject to an unexpired disciplinary penalty.

20.11

There is no existing, pending or threatened claim or dispute with any Group Company brought by or in respect of any Employee or by an employee representative representing any Employee (“Employment Dispute”) and no Employee or employee representative (as the case may be) has been involved in any Employment Dispute in the 12 month period before Completion.

20.12

So far as the Vendor is aware, there are no facts that might indicate that there may be grounds for any Employment Dispute; or that any of the provisions of this Agreement (including the identity of the Purchaser) may lead to any Employment Dispute.

20.13	No Group Company has made any loan or advance to any Employee that is outstanding.

20.14	During the last three (3) years, each Group Company has complied in all material respects with all applicable laws and codes of practice in respect of each Employee and Former Employee.

20.15

Each Group Company has up to the Completion Date maintained all records required to be made by law in respect of each Employee and full disciplinary records and will deliver these records to the Purchaser or to such representative of the Purchaser as the Purchaser may direct, at the Completion Date.

20.16

No Group Company has at any time discriminated against or caused to suffer any detriment any Employee on the grounds of sex, gender, sexual orientation, age, race, religion, belief, disability, hours that they work, temporary nature of their employment, membership of a trade union or status as an employee representative or otherwise in contravention of any legislation.

20.17

Each Group Company has at all times complied with all notices, orders, decisions and recommendations made by any United Kingdom based Commission, Executive, Inspectorate, Court, Tribunal or other United Kingdom government authority in respect of the Employees.

20.18	All Employees have leave to enter and remain in the United Kingdom and are entitled to work in the United Kingdom in terms of the Immigration, Asylum and Nationality Act 2007.

20.19

During the 12 month period prior to Completion, no Group Company has been party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 applicable to any Employee (a “Relevant Transfer”).

20.20	No Employee has transferred to a Group Company under a Relevant Transfer who at any time before the Relevant Transfer:

(a)	was a member of an occupational pension scheme; or

(b)	was a member of a scheme providing an interest in or option over shares where that scheme has not been materially replicated by such Group Company.

20.21	Each Group Company has at all times maintained adequate employer’s liability and directors and officers liability insurance in relation to any Employee if applicable.

20.22

No Group Company has, in relation to any of the Employees, recognised any trade union or entered into any kind of collective arrangement with any trade union or employee representative body of any kind.

20.23	No Group Company has granted or is obliged to grant any options or rights under any share ownership or share option plan.

21.	PENSIONS

21.1

None of the Group Companies are or have been at any time been a party to or had any liability in respect of any Relevant Scheme or been obliged to provide, participate in or contribute towards any Pension Benefits to any person.

21.2

None of the Group Companies are or have been connected with or an associate of (within the meaning of sections 38 and 51 of the Pensions Act 2004) a person who is or was at any time on or from 27 April 2004 an employer in relation to an occupational pension scheme within the meaning of section 1 of the Pensions Scheme Act 1993.

21.3

In relation to the provision of any Pension Benefits, the Group Companies comply with and have always complied in all material respects with all applicable Laws (including sex and other discrimination laws and equal pay laws).

22.	REAL ESTATE

22.1

The Property is the only land and buildings owned, controlled, used or occupied by any Group Company in connection with its existing business or in relation to which any Group Company has any right, interest or liability and the particulars of the Property set out in Schedule 4 (Property) are true, complete and accurate in all respects so far as the Vendor is aware.

22.2	A Group Company is the beneficial owner in possession of the Property and is in exclusive occupation of it.

22.3	All fixtures and fittings at the Property are the absolute property of a Group Company and are free from all Encumbrances.

22.4

So far as the Vendor is aware, the Property is not subject (or likely to become subject) to any matter which might materially adversely affect a Group Company’s ability to carry on, or the cost of carrying on, its existing business from the Property in substantially the same manner as at present.

22.5	The Property is not affected by a subsisting contract for sale or other disposition of any interest in it.

22.6	No Group Company knows of any imminent or likely interruption of the passage or provision of drainage, water, electricity or gas services.

22.7	The Property is free from Encumbrances.

22.8

The Vendor is not aware of any material breach of any covenant affecting the lease for the Property and all principal and properly due additional rent has been paid up to date in relation to the Property.

22.9	So far as the Vendor is aware, there are no disputes regarding boundaries, easements, covenants or other matters relating to the Property or its use.

22.10

All licences, consents and approvals required from the lessor and any superior lessor under the lease of the Property and from their respective mortgagees (if any) have been obtained and the covenants on the part of the lessee contained in such licences, consents and approvals have been duly performed and observed and, subject thereto, there are no collateral agreements, undertakings, waivers or concessions which are binding upon either the landlords or the Group Company.

22.11

None of the Group Companies are aware of any major item of expenditure already incurred by the lessor of the Property or expected to be incurred by any such lessor within the next 12 months which is recoverable in whole or in part from a Group Company.

22.12

No Group Company has received any notice or order affecting the Property from any Authority or any third party and, so far as the Vendor is aware, there are no proposals on the part of any Authority which would adversely affect the Property.

22.13	All deeds and documents necessary to prove the title of a Group Company to the Property are in the possession or under the control of a Group Company.

22.14	None of the Group Companies have any continuing liability in respect of any properties formerly owned or occupied by a Group Company.

23.	ENVIRONMENT, HEALTH & SAFETY

23.1

So far as the Vendor is aware, there are no claims, proceedings or other form of dispute pending or threatened against any Group Company in either case relating to any breach of any liability under EHS Laws and, so far as the Vendor is aware, there are no facts, matters or circumstances likely to give rise to any such claims, proceedings or other form of dispute.

23.2

No complaints, notices or other communication have been received by any Group Company alleging or specifying any breach of or liability under any EHS Laws and, so far as the Vendor is aware, there are no facts, matters or circumstances likely to give rise to any such complaints, notices or other communication.

24.	TAX

24.1

All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information required by Law to be submitted by each Group Company to any Tax Authority for the purposes of Tax have been submitted within applicable time limits, were accurate and complete in all material respects when supplied and remain accurate and complete in all material respects.

24.2	All Tax for which each Group Company has been liable or is liable to account, has been duly paid (insofar as such Tax ought to have been paid).

24.3

Each Group Company has, within applicable time limits, kept and maintained complete and accurate records, invoices and other information in relation to Tax as it is required by Law to keep and maintain.

24.4

All Tax (including any national insurance contributions and any other social security contributions) has, so far as has been required to be deducted, been deducted from all payments made (or treated as made) by each Group Company and all records, invoices and other information that are required by Law to be kept and maintained in relation to such deductions have been properly kept and maintained. All amounts due to be paid to the relevant Tax Authority prior to the date of this Agreement in connection with such deductions have been so paid, including without limitation all Tax chargeable on benefits provided for directors, employees or former employees of each Group Company or any persons required to be treated as such.

24.5

No Group Company is involved in any dispute with any Tax Authority and has not, within the past four (4) years, been subject to any visit, audit, investigation, discovery or access order by any Tax Authority.

24.6

No Group Company is, or will become, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person.

24.7

The Accounts make full provision or reserve in accordance with generally accepted accounting practice in the United Kingdom for any period ended on or before the date to which they were drawn up for all Tax assessed or liable to be assessed on each Group Company, or for which each Group Company is accountable at that date, whether or not a Group Company has (or may have) any right of reimbursement against any other person. Proper provision has been made and shown in the Accounts for deferred Tax in accordance with generally accepted accounting practice in the United Kingdom.

24.8

Each Group Company has, since its date of incorporation, been resident only in its jurisdiction of incorporation for Tax purposes and no Group has, or has had, a permanent establishment outside its jurisdiction of incorporation.

24.9

All transactions or arrangements made by each Group Company have been made on fully arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented.

24.10

No Group Company has not been involved in any transaction or series of transactions the main purpose, or one of the main purposes, of which was the avoidance of Tax or any transaction that produced, or was intended to produce, a Tax relief with no corresponding commercial cost.

24.11

Any document that may be necessary in proving title of any Group Company to any asset which is owned by that Group Company at Completion and each document which any Group Company may wish to enforce or produce in evidence, is duly stamped for stamp duty purposes in accordance with any applicable Laws. No such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

24.12	No Group Company is bound by or party to any Tax indemnity, Tax sharing or any Tax allocation agreement in respect of which claims against a Group Company would not be time barred.

SCHEDULE 3

LIMITATIONS ON VENDOR LIABILITY

1.	CAPS ON LIABILITY

1.1	Subject to the following provisions of this paragraph 1, the Vendor’s aggregate liability for all Claims or Tax Indemnity Claims shall not exceed an amount equal to the Final Consideration.

1.2	The Vendor shall have no liability for any Claim or Tax Indemnity Claim until such time as it becomes a Resolved Claim.

1.3

For the avoidance of doubt, the Purchaser shall only be entitled to bring a claim and to recover losses or damages incurred by the Group Companies under the provisions of this Agreement for any breach of the Warranties, in respect of the Relevant Percentage of the total loss and damage suffered or incurred by the Group Companies as a result of such breach of the Warranties, provided, however, that the foregoing limitation shall not apply to the Warranties at paragraphs 1, 2.1, 2.2 and 14 of Schedule 2.

1.4

The Purchaser shall only be entitled to claim and to recover damages, or to otherwise obtain payment, reimbursement, restitution or indemnity from the Vendor under the provisions of this Agreement in respect of any Resolved Claim, as follows and in the following order of priority:

(a)

in the first instance, in cash, up to such amount of the Purchase Price as has actually been received by the Vendor in cash (whether by way of the Cash Consideration, or by way of redemption of the Vendor Loan Notes, pursuant to the provisions of this Agreement and the Loan Note Instrument) at such time; and

(b)	thereafter, by way of set-off against any outstanding and unredeemed Vendor Loan Notes under the provisions of Clause 4.

2.	SMALL CLAIMS AND CLAIMS THRESHOLD

2.1	Subject to paragraph 2.2 below, the Vendor shall not be liable for a Claim unless:

(a)	the Vendor’s liability in respect of such Claim exceeds £2,000;

(b)

the amount of the Vendor’s liability in respect of such Claim, either individually or when aggregated with the Vendor’s liability for all other Claims (other than those excluded under paragraph 2.1(a)), exceeds £50,000, in which case the Vendor shall be liable for the whole amount claimed (and not just the amount above the threshold specified in this paragraph 2.1(b)).

2.2	The limitation on liability set out in paragraph 2.1 above shall not apply to any Tax Warranty Claim or, for the avoidance of doubt, any Tax Indemnity Claim.

3.	TIME LIMITS ON CLAIMS

3.1	The Vendor shall not be liable in respect of any Claim or Tax Indemnity Claim unless the Purchaser has given notice in writing of such claim to the Vendor:

(a)	in the case of a claim made under the Tax Warranties or a Tax Indemnity Claim, on or before the sixth (6th) anniversary of the Completion Date; and

(b)	in any other case, on or before the second (2nd) anniversary of the Completion Date.

3.2	The notice referred to in paragraph 3.1 shall include a summary of the nature of the Claim or Tax Indemnity Claim as far as it is known to the Purchaser and the amount claimed.

3.3

Any Claim notified in accordance with paragraph 3.1 shall (if not previously satisfied, settled or withdrawn) be deemed to have been irrevocably withdrawn 12 months after the date on which notice of the relevant Claim was given unless on or before that date, legal proceedings have been issued and served on the Vendor in respect of the relevant Claim.

4.	CONTINGENT LIABILITIES

The Vendor shall not be liable in respect of any contingent liability in relation to any Claim unless and until such contingent liability becomes an actual liability and is due and payable. This is without prejudice to the right of the Purchaser to give notice of the relevant Claim to the Vendor notwithstanding the fact that the liability may not have become an actual liability. The fact that the liability may not have become an actual liability within the time limits provided in paragraph 1 shall not exonerate the Vendor in respect of any Claim properly notified within such time limits.

5.	SUBSEQUENT RECOVERY

5.1

If the Vendor makes a payment to the Purchaser (or any sum is set-off against the Vendor Loan Notes under the provisions of Clause 4) in respect of a Claim or Tax Indemnity Claim, and the Purchaser or any Group Companies subsequently becomes entitled to recovery from a third party (including without limitation, any Tax Authority) a sum which is referable to that Claim or Tax Indemnity Claim, the Purchaser shall give notice to the Vendor, and shall (or shall use reasonable endeavours to procure that the relevant Group Companies shall) use reasonable endeavours to recovery from such third party. If any amount is actually recovered from such third party, the Purchaser shall promptly repay to the Vendor:

(a)	in the case of a Claim, the lower of:

(i)	the amount recovered from such third party (less all reasonable costs, charges and expenses incurred by the Purchaser or the relevant Group Companies in recovering that sum); and

(ii)	the amount paid to the Purchaser by the Vendor, or the amount set-off against the Vendor Loan Notes, as the case may be, in respect of the relevant Claim; and

(b)	in the case of a Tax Indemnity Claim, the lower of:

(i)

the Relevant Percentage of the amount recovered from such third party (less the Relevant Percentage of all reasonable costs, charges and expenses incurred by the Purchaser or the relevant Group Companies in recovering that sum); and

(ii)	the amount paid to the Purchaser by the Vendor in respect of the relevant Tax Indemnity Claim.

5.2	If any amount is repaid to the Vendor in accordance with paragraph 5.1, the amount so repaid shall be deemed to have never been paid by the Vendor to the Purchaser.

6.	NO DUPLICATION OF RECOVERY

The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, regardless of whether more than one Claim or Tax Indemnity Claim arises in respect of it.

7.	VENDOR ACCESS

In the event of a Claim or Tax Indemnity Claim, the Purchaser shall, subject to the Vendor giving such undertakings as to confidentiality as the Purchaser may reasonably require, use reasonable endeavours to procure that the Vendor and its Representatives are provided, upon reasonable notice and during Working Hours, access to such information, records, premises and personnel of the relevant Group Companies as the Vendor may reasonably require (not being any which would otherwise be subject to legal privilege) to investigate, avoid, remedy, dispute, resist, appeal, compromise or contest such Claim or Tax Indemnity Claim.

8.	FRAUD AND WILFUL MISCONDUCT

The provisions of this Schedule 3 shall not apply in respect of a Claim or Tax Indemnity Claim if it is (or the delay in the discovery of which is) the consequence of fraud, wilful misconduct or wilful concealment by the Vendor.

9.	ACCOUNTS PROVISION

The Vendor shall have no liability in respect of any Claim or Tax Indemnity Claim if and to the extent that any allowance, provision or reserve was made in the Accounts specifically and identifiably in respect of the matter or circumstances giving rise to the Claim or Tax Indemnity Claim.

10.	INSURANCE

The Vendor shall not be liable in respect of a Claim where the Purchaser or any of the Group Companies is entitled to make a claim under a policy of insurance in respect of any matter or circumstance giving rise to the Claim unless the Purchaser first makes (or uses reasonable endeavours to procure that the relevant Group Company makes) a claim against its insurers pursuant to the relevant policy. The Vendor’s liability in respect of any such Claim shall then be reduced by the amount recovered under such policy of insurance (less all reasonable costs, charges and expenses incurred by the Purchaser, or the relevant Group Company, as the case may be, in recovering that sum), or extinguished if the amount so recovered exceeds the amount of the Claim.

11.	CHANGE IN LAW OR TAX RATES

The Vendor shall not be liable in respect of any Claim or Tax Indemnity Claim to the extent that it arises, or its value is increased, as a result of a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation), or any change in the rates of Tax, that comes into force or otherwise takes effect after the Completion Date, or the withdrawal of any extra-statutory concession previously made by a Tax Authority (whether or not the change is retrospective in whole or in part).

12.	VOLUNTARY ACTS

12.1

The Vendor shall not be liable in respect of any Claim to the extent that the matter or circumstance giving rise to such Claim arises, occurs or is otherwise attributable to, or the Vendor’s liability pursuant to such Claim is increased as a result of:

(a)

any voluntary act, omission, transaction or arrangement of the Purchaser or any of the Group Companies (or their respective directors, employees or agents) on or after Completion, and which the Purchaser (or its directors, employees or agents) was aware, or ought reasonably to have been aware, would give rise to such Claim or increase the Vendor’s liability pursuant to such Claim, except where such act, transaction, omission or arrangement was:

(i)	carried out or effected pursuant to a legally binding obligation entered into on or before the date of this Agreement;

(ii)	in the ordinary course of business of any of the Group Companies as carried on at Completion;

(b)	any voluntary act, omission, transaction or arrangement carried out at the request or with the consent of the Purchaser before Completion; or

(c)

any change in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of any of the Group Companies introduced or having effect after Completion (other than to the extent necessary to comply with the law or accounting policies, principles and practices generally accepted in the United Kingdom applying and in force on or prior to Completion).

13.	DUTY TO MITIGATE

Nothing in this Schedule 3 restricts or limits the Purchaser’s general obligation at law to mitigate any loss or damage which it may incur. For the avoidance of doubt, there is no obligation for the Purchaser to mitigate any loss or damage in respect of a Tax Indemnity Claim.

SCHEDULE 4

PROPERTY

Leasehold Properties

Description of the Property	Ground and First Floors North Block, Green Mews, Bevenden Street, London, N1 6AS

Description of Lease (lease, underlease, licence, date and parties)	Lease dated 15 August 2016 and made between Studio RHE Ltd (1) and Golden Wolf Ltd (2)

Registered/unregistered (and title number)	Lease has not been registered at HM Land Registry

Contractual date of termination of lease	3 August 2021

Occupier	Golden Wolf Ltd

Current Use	As offices within Class B1 of the Town and Country Planning (Use Classes) Order 1987

This Agreement has been entered into on the date stated at the beginning of it.

Signed by MARK STEWART GRAHAM	/s/ Mark Stewart Graham

Signed by THOMAS BOYLE

for and on behalf of PSYOP MEDIA COMPANY

UK LIMITED	/s/ Thomas Boyle

Director